FOR IMMEDIATE RELEASE		August 2, 2016
Media Contact: Analyst Contact:	Alan Bunnell, (602) 250-3376 Ted Geisler, (602) 250-3200 Chalese Haraldsen, (602) 250-5643
Website:	pinnaclewest.com

PINNACLE WEST REPORTS 2016 SECOND-QUARTER RESULTS

•	Hotter-than-normal weather positively impacted quarterly results

•	Residential sales and customer growth improved as Arizona’s economy keeps expanding

•	Investments in planned fossil power plant maintenance and higher benefit costs contributed to increased O&M expenses versus a year ago

•	Full-year 2016 earnings guidance maintained

PHOENIX - Pinnacle West Capital Corp. (NYSE: PNW) today reported consolidated net income attributable to common shareholders of $121.3 million, or $1.08 per diluted share of common stock, for the quarter ended June 30, 2016. This result compares with earnings of $122.9 million, or $1.10 per share, in the same 2015 period.

“Hotter-than-normal weather - led by the warmest June on record - positively impacted our earnings compared to the year-ago period,” said Pinnacle West Chairman, President and Chief Executive Officer Don Brandt. “The favorable weather helped partially offset an increase in operations and maintenance expenses at a time when we are investing significant resources in planned fossil power plant overhauls and maintenance, as well as new customer information and outage management systems that will improve operational efficiencies, enhance reliability, and create a modernized energy system for all our customers.”

In total, O&M expenses during the 2016 second quarter decreased results by $0.19 per share compared with the prior-year-period. Quarter-over-quarter impacts primarily included the previously mentioned increase in planned fossil plant maintenance and higher employee benefit costs.

The favorable weather contributed $0.09 per share to the company’s bottom line compared to the year-ago period. Highlighted by record June heat, which helped offset a relatively mild April and May, the average high temperature in the 2016 second quarter was 94.5 degrees, while the average high temperature in the same period a year ago was 94.2 degrees. As a result, residential cooling degree-days (a measure of the effects of weather) were 4 percent higher than last year’s second quarter, which was impacted by mild weather and one of the coolest Mays on record. Cooling degree-days also were more than 2 percent better than normal 10-year historical averages.

In addition to the effects of weather, the 2016 second-quarter results comparison was positively influenced by the following major factors:

•
Higher retail electricity sales - excluding the effects of weather variations, but including the effects of customer conservation, energy efficiency programs and distributed renewable generation - improved results $0.04 per share. Underlining an improving Arizona economy, total customer growth was 1.4 percent quarter-over-quarter, and mirrors recent census population data that indicates Phoenix is one of the five fastest-growing cities in the U.S.

•
Adjustment mechanisms improved earnings by $0.04 per share compared to the 2015 second quarter. These adjustors included an increase in transmission revenues; revenue from the Company’s AZ Sun Program; and higher lost fixed cost recovery (LFCR) revenue.

Financial Outlook
For 2016, the Company continues to expect its on-going consolidated earnings will be within a range of $3.90 to $4.10 per diluted share, on a weather-normalized basis, and to achieve a consolidated earned return on average common equity of more than 9.5 percent.

Key factors and assumptions underlying the 2016 outlook can be found in the second-quarter 2016 earnings presentation slides on the Company’s website at pinnaclewest.com/investors.

Conference Call and Webcast
Pinnacle West invites interested parties to listen to the live webcast of management’s conference call to discuss the Company’s 2016 second-quarter results, as well as recent developments, at 12 noon ET (9 a.m. AZ time) today, August 2. The webcast can be accessed at pinnaclewest.com/presentations and will be available for replay on the website for 30 days. To access the live conference call by telephone, dial (877) 407-8035 or (201) 689-8035 for international callers. A replay of the call also will be available until 11:59 p.m. (ET), Tuesday, August 9, 2016, by calling (877) 660-6853 in the U.S. and Canada or (201) 612-7415 internationally and entering conference ID number 13639544.

Pinnacle West Capital Corp., an energy holding company based in Phoenix, has consolidated assets of more than $15 billion, about 6,200 megawatts of generating capacity and 6,400 employees in Arizona and New Mexico. Through its principal subsidiary, Arizona Public Service, the Company provides retail electricity service to nearly 1.2 million Arizona homes and businesses. For more information about Pinnacle West, visit the Company’s website at pinnaclewest.com.

Dollar amounts in this news release are after income taxes. Earnings per share amounts are based on average diluted common shares outstanding. For more information on Pinnacle West’s operating statistics and earnings, please visit pinnaclewest.com/investors.

NON-GAAP FINANCIAL INFORMATION

In this press release, we refer to “on-going earnings.” On-going earnings is a “non-GAAP financial measure,” as defined in accordance with SEC rules. We believe on-going earnings provide investors with useful indicators of our results that are comparable among periods because they exclude the effects of unusual items that may occur on an irregular basis. Investors should note that these non-GAAP financial measures involve judgments by management, including whether an item is classified as an unusual item. We use on-going earnings, or similar concepts, to measure our performance internally in reports for management.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements based on our current expectations, including statements regarding our earnings guidance and financial outlook and goals. These forward-looking statements are often identified by words such as “estimate,” “predict,” “may,” “believe,” “plan,” “expect,” “require,” “intend,” “assume” and similar words. Because actual results may differ materially from expectations, we caution readers not to place undue reliance on these statements. A number of factors could cause future results to differ materially from historical results, or from outcomes currently expected or sought by Pinnacle West or APS. These factors include, but are not limited to:

•	our ability to manage capital expenditures and operations and maintenance costs while maintaining high reliability and customer service levels;

•
variations in demand for electricity, including those due to weather, seasonality, the general economy, customer and sales growth (or decline), and the effects of energy conservation measures and distributed generation;

•	power plant and transmission system performance and outages;

•	competition in retail and wholesale power markets;

•	regulatory and judicial decisions, developments and proceedings;

•
new legislation, ballot initiatives and regulation, including those relating to environmental requirements, regulatory policy, nuclear plant operations and potential deregulation of retail electric markets;

•	fuel and water supply availability;

•	our ability to achieve timely and adequate rate recovery of our costs, including returns on and of debt and equity capital investment;

•	our ability to meet renewable energy and energy efficiency mandates and recover related costs;

•	risks inherent in the operation of nuclear facilities, including spent fuel disposal uncertainty;

•	current and future economic conditions in Arizona, including in real estate markets;

•	the development of new technologies which may affect electric sales or delivery;

•	the cost of debt and equity capital and the ability to access capital markets when required;

•	environmental and other concerns surrounding coal-fired generation, including regulation of greenhouse gas emissions;

•	volatile fuel and purchased power costs;

•	the investment performance of the assets of our nuclear decommissioning trust, pension, and other postretirement benefit plans and the resulting impact on future funding requirements;

•	the liquidity of wholesale power markets and the use of derivative contracts in our business;

•	potential shortfalls in insurance coverage;

•	new accounting requirements or new interpretations of existing requirements;

•	generation, transmission and distribution facility and system conditions and operating costs;

•	the ability to meet the anticipated future need for additional generation and associated transmission facilities in our region;

•
the willingness or ability of our counterparties, power plant participants and power plant land owners to meet contractual or other obligations or extend the rights for continued power plant operations; and

•	restrictions on dividends or other provisions in our credit agreements and Arizona Corporation Commission orders.

These and other factors are discussed in Risk Factors described in Part 1, Item 1A of the Pinnacle West/APS Annual Report on Form 10-K for the fiscal year ended December 31, 2015, which readers should review carefully before placing any reliance on our financial statements or disclosures. Neither Pinnacle West nor APS assumes any obligation to update these statements, even if our internal estimates change, except as required by law.

# # #

PINNACLE WEST CAPITAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(dollars and shares in thousands, except per share amounts)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	JUNE 30,		JUNE 30,
	2016	2015	2016	2015

Operating Revenues	$ 915,394	$ 890,648	$ 1,592,561	$ 1,561,867

Operating Expenses
Fuel and purchased power	274,848	281,477	496,133	504,714
Operations and maintenance	242,279	210,965	485,474	425,909
Depreciation and amortization	123,073	122,739	242,549	243,688
Taxes other than income taxes	42,117	43,032	84,618	86,248
Other expenses	1,329	462	1,877	1,651
Total	683,646	658,675	1,310,651	1,262,210

Operating Income	231,748	231,973	281,910	299,657

Other Income (Deductions)
Allowance for equity funds used during construction	10,369	9,345	20,885	18,569
Other income	197	175	314	410
Other expense	(2,842)	(2,609)	(6,880)	(6,895)
Total	7,724	6,911	14,319	12,084

Interest Expense
Interest charges	52,849	48,328	103,593	96,727
Allowance for borrowed funds used during construction	(5,301)	(4,322)	(10,528)	(8,538)
Total	47,548	44,006	93,065	88,189

Income Before Income Taxes	191,924	194,878	203,164	223,552

Income Taxes	65,742	67,371	67,656	75,318

Net Income	126,182	127,507	135,508	148,234

Less: Net income attributable to noncontrolling interests	4,874	4,605	9,747	9,210

Net Income Attributable To Common Shareholders	$ 121,308	$ 122,902	$ 125,761	$ 139,024

Weighted-Average Common Shares Outstanding - Basic	111,368	110,986	111,336	110,958

Weighted-Average Common Shares Outstanding - Diluted	112,004	111,460	111,930	111,426

Earnings Per Weighted-Average Common Share Outstanding
Net income attributable to common shareholders - basic	$ 1.09	$ 1.11	$ 1.13	$ 1.25
Net income attributable to common shareholders - diluted	$ 1.08	$ 1.10	$ 1.12	$ 1.25